Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4/A of iFresh Inc. of our report dated July 15, 2016, with respect to the consolidated balance sheets of NYM Holding, Inc. and Subsidiaries as of March 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2016, included in the joint proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Friedman LLP

New York, New York

November 10, 2016